Exhibit 5.1

Caterpillar Inc. 100 NE Adams Street Peoria, Illinois 61629

May 8, 2014

Caterpillar Inc.

100 NE Adams Street

Peoria, Illinois 61629

Re:                             Caterpillar Inc.
Registration Statement on Form S-3 (Registration No. 333-184729)

Ladies and Gentlemen:

I am internal counsel for Caterpillar Inc., a Delaware corporation (the “Company”), and have examined the Registration Statement on Form S-3 (Registration No. 333-184729) (such registration statement, as amended to the date hereof, including the documents incorporated by reference therein, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s debt securities and certain other classes of securities, which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Act.  Pursuant to the Registration Statement, the Company is issuing $1,000,000,000 aggregate principal amount of its 3.40% Senior Notes due 2024 (the “2024 Notes”), $500,000,000 aggregate principal amount of its 4.30% Senior Notes due 2044 (the “2044 Notes”) and $500,000,000 aggregate principal amount of its 4.75% Senior Notes due 2064 (the “2064 Notes” and, together with the 2024 Notes and the 2044 Notes, the “Notes”), which are being issued under an Indenture, dated as of May 1, 1987, as amended and supplemented (the “Indenture”), by and between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”).  The Notes are to be offered and sold pursuant to a Prospectus Supplement dated May 5, 2014 (the “Prospectus Supplement”) and the Prospectus dated November 2, 2012 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement.  This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture, (v) the Notes in global form, (vi) the executed Underwriting Agreement, dated May 5, 2014, among the Company and Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule A thereto, relating to the issuance and sale of the Notes, (vii) certain resolutions of the Board of Directors of the Company adopted on February 8, 2012 and certain resolutions of a special committee of the Board of Directors of the Company adopted on April 28, 2014, in each case as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the Registration Statement and the issuance and sale of the Notes, and (viii) the restated certificate of incorporation of the Company and the amended and restated bylaws of the Company, in each case, as currently in effect, and as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect.  I have also examined such other instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  In such examination, I have assumed the authenticity of original documents, the conformity to the originals of all documents submitted to me as copies, the legal capacity of all natural persons and the genuineness of all signatures.  I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on such examination, and subject to the qualifications and limitations set forth herein, I am of the opinion that the issuance and sale of the Notes has been duly authorized by all necessary action by the Board of Directors of the Company and the authorized officers of the Company and, when such Notes have been duly executed and delivered by the Company and duly authenticated by the Trustee, all in accordance with the terms of the Indenture, and sold in the manner contemplated by the Registration Statement, any amendment thereto, the Prospectus and the Prospectus Supplement relating to the Notes, and duly delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and binding obligations of the Company, subject to (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other laws relating to or affecting the enforcement of creditors’ rights generally, (ii) the possibility that certain covenants and provisions for the acceleration of the maturity of the Notes may not be enforceable if enforcement would be unreasonable under the then existing circumstances and (iii) to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The foregoing opinion is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware.  I hereby consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K dated May 8, 2014 and the incorporation by reference of this letter as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in the Registration Statement and any amendment thereto.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

Very truly yours,

/s/ Patrick G. Holcombe
Patrick G. Holcombe Assistant Corporate Secretary and Corporate Securities Counsel for Caterpillar Inc.